NEUBERGER BERMAN EQUITY FUNDS
CLASS C
PLAN PURSUANT TO RULE 12b-1

SCHEDULE A

Class C of the following series of Neuberger Berman Equity Funds are subject to this Plan Pursuant to 12b-1, at the fee rates specified:

Series	Distribution Fee (as a Percentage of Average Daily Net Assets of Class C)

Neuberger Berman Century Fund	0.75%
Neuberger Berman Climate Change Fund	0.75%
Neuberger Berman Emerging Markets Equity Fund	0.75%
Neuberger Berman Equity Income Fund	0.75%
Neuberger Berman Global Real Estate Fund	0.75%
Neuberger Berman International Large Cap Fund	0.75%
Neuberger Berman Large Cap Disciplined Growth Fund	0.75%
Neuberger Berman Select Equities Fund	0.75%

Series	Service Fee (as a Percentage of Average Daily Net Assets of Class C)

Neuberger Berman Century Fund	0.25%
Neuberger Berman Climate Change Fund	0.25%
Neuberger Berman Emerging Markets Equity Fund	0.25%
Neuberger Berman Equity Income Fund	0.25%
Neuberger Berman Global Real Estate Fund	0.25%
Neuberger Berman International Large Cap Fund	0.25%
Neuberger Berman Large Cap Disciplined Growth Fund	0.25%
Neuberger Berman Select Equities Fund	0.25%

Dated: April 6, 2009